                                                                   Exhibit 12(a)

                 Aon Corporation and Consolidated Subsidiaries
                   Combined With Unconsolidated Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges

                                                   Nine Months
                                                  Ended Sept. 30,           Years Ended December 31,
                                                 ----------------  -------------------------------------------
   (millions except ratios)                       1995     1994     1994     1993    1992(1)   1991     1990
                                                 -------  -------  -------  -------  -------  -------  -------
    Income from continuing operations
       before provision for income taxes         $ 469.7  $ 409.2  $ 537.6  $ 479.1  $ 290.5  $ 331.5  $ 325.2

    Add back fixed charges:

    Interest on indebtedness                        41.2     33.4     46.4     42.3     41.9     40.7     44.4

    Interest on ESOP                                 4.1      4.5      5.9      6.5      6.9      7.2      7.4

    Portion of rents representative of
       interest factor                              18.0     23.6     28.7     26.1     19.2     15.4     13.2
                                                 -------  -------  -------  -------  -------  -------  -------

       Income as adjusted                        $ 533.0  $ 470.7  $ 618.6  $ 554.0  $ 358.5  $ 394.8  $ 390.2
                                                 =======  =======  =======  =======  =======  =======  =======

    Fixed charges:

    Interest on indebtedness:

    Aon Corporation and
      consolidated subsidiaries                  $  41.2  $  33.4  $  46.4  $  42.3  $  41.9  $  40.7  $  43.9

    Unconsolidated subsidiaries                        -        -        -        -        -        -      0.5

                                                 -------  -------  -------  -------  -------  -------  -------
       Interest                                     41.2     33.4     46.4     42.3     41.9     40.7     44.4

    Interest on ESOP                                 4.1      4.5      5.9      6.5      6.9      7.2      7.4

    Portion of rents representative of
       interest factor                              18.0     23.6     28.7     26.1     19.2     15.4     13.2
                                                 -------  -------  -------  -------  -------  -------  -------

       Total fixed charges                       $  63.3  $  61.5  $  81.0  $  74.9  $  68.0  $  63.3  $  65.0
                                                 =======  =======  =======  =======  =======  =======  =======

    Ratio of earnings to fixed charges               8.4      7.7      7.6      7.4      5.3      6.2      6.0
                                                 =======  =======  =======  =======  =======  =======  =======

    (1) Income from continuing operations before provision for income taxes excludes the cumulative effect of changes in accounting principles.

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